Exhibit 10.1

February 28, 2019

RE: Confirmation of Employment

Dear Tom,

On behalf of T. Marzetti, its subsidiaries and affiliates (collectively, the “Company”), we are pleased to extend to you this offer of employment to serve in the position of Chief Financial Officer. In this position, you will report to the President & Chief Executive Officer, Dave Ciesinski. Your start date will be April 1, 2019.

Tom, I am thrilled with your decision to join the team! The team has enjoyed getting acquainted with you and is enthusiastic about the skills, ideas and potential that you bring to our organization. Likewise, we are confident that you will find T. Marzetti an environment in which excellence is recognized and rewarded.

Please note that this offer letter supersedes any prior communications, oral or written, between you and any representative of the Company.

Listed below is a summary of the key terms of your annual compensation package. Additional details regarding your employment and conditions of employment follow this summary:

•	Annualized base salary: $450,000 (payable bi-weekly). This is inclusive of all perks and allowances.

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Annual Review: The Company customarily reviews performance and salary at the beginning of each fiscal year. The Company’s fiscal year is July 1 to June 30. Your first salary review will be done in accordance with the regular Performance Management Process and, if eligible, any merit increase will be effective in September 2019. Any merit increase in September 2019 will be pro-rated based upon your hire date.

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Annual Incentive Plan: You are eligible to participate in the Company’s Annual Incentive Plan (AIP). In Fiscal Year 2019, your AIP Target will be 80% of your base salary. The incentive payout threshold is 20% while the maximum is 200%. Payout is based on achievement of Corporate (70%) financial goals (Net Sales & Operating Income) and personal objectives (30%). Your AIP payout for Fiscal Year 2019 will be prorated based on your hire date. Plan design is subject to review and approval each year by the Compensation Committee of the Board of Directors. Please see the attached overview for further explanation of the plan.

•	Welcome Sign-On Bonus: A sign-on bonus of $50,000 which will be paid to you within 30 days of your hire date.

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Welcome Grant: The Compensation Committee of the Board of Directors is expected to grant to you a combination of Restricted Stock and Stock Appreciation Rights worth approximately $400,000.00 effective as of the first date of your employment. The estimated value of the Restricted Stock will be determined based upon the closing value on the grant date, and the value of the Stock Appreciation Rights is estimated using a Black Scholes pricing model. As mentioned above, the actual value of these grants will depend on the Company’s stock performance as well as your own decision regarding the timing of any sale or exercise after vesting. The Restricted Stock typically vests three years from the date of the grant. The Stock Appreciation Rights typically vest as follows: one-third of the total grants vest one year from the grant date; another third of the total grant vests two years from the grant date; and the remaining rights vest three years from the grant date. The grants are generally effective on the date of approval by the Compensation Committee.

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Annual Long Term Incentive Awards: Annual equity awards are generally made in February of each year to members of senior management and are historically structured in the same manner and subject to the same vesting requirements and other conditions as are applicable to awards granted contemporaneously to other officers or employees of similar standing. The size and type of long term incentive awards granted in any given year may adjust up or down based upon the approval of the Compensation Committee of the Board of Directors. Neither the value nor the type of the award comprising the annual grant is guaranteed by the Company. The estimated value of your LTIP award is approximately $400,000 which you are eligible for in February 2020.

While subject to review each year by the Company’s Compensation Committee and Board of Directors, the annual LTIP program for individuals at your position level within the Company, typically includes a combination of Stock Appreciation Rights and Restricted Stock. Each year, plan and award details are outlined in a communication packet prepared specifically for you. We currently administer awards electronically through E*TRADE. Upon receiving an award, an E*TRADE account will be established in your name, and you will be able to access information about your awards through this system. As you are aware, stock prices may move up or down depending on market activity and the Company’s performance. Projected grant “value” of awards is taken into consideration at the time of approval by the Company’s Compensation Committee. Actual value at the time the restrictions lapse or at vesting is not guaranteed by the Company.

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Change in Control Agreement: As part of your employment, LCC is offering you a Change in Control Agreement in the form enclosed herewith. This agreement provides benefits to you in the event your employment is terminated following a change in control. Section 2(a) (ii) of the Change in Control Agreement provides that, under the circumstances described therein, you will be paid a multiple of your “Annual Pay” (as defined therein). For your level of position, the multiple is 2 for your Change in Control Agreement.

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Severance: As a matter of custom, the Company typically provides discretionary severance benefits to certain key employees that are terminated by the Company without cause or by the employee for good reason and that sign a mutually agreeable general release of all claims against the Company, though the Company is under no legal obligation to provide any severance benefits to you. The amount of such discretionary severance benefit for an employee in your position would typically be twelve months of base salary paid in equal periodic installments on the Company’s regular payroll dates. While the foregoing describes the Company’s general practice, please bear in mind that this Offer Letter does not constitute a legally binding commitment on behalf of the Company to pay any severance benefits.

Please note that all Company employees are subject to the Company’s Insider Trading Policy. A copy of this policy will be provided to you and is available in the governance documents at www.lancastercolony.com.

Benefits: The Company will also contribute towards a selection of benefits that are part of your Total Rewards package, and which are outlined in the Benefits brochure. Please understand that eligibility for benefits may be triggered by your starting date of employment (“Start Date”) and any adjustments to the effective dates of coverage will be made and confirmed with you once we have established your Start Date. Listed below are additional details of your offer, benefits, and paid-time-off as such programs are currently implemented. The Company reserves the right to change or suspend such benefits as may be determined by the Company from time to time.

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Medical Benefits: You will be eligible to participate in the Company’s medical, prescription, vision and dental programs as of the first of the month following one full month of employment and subject to your payment of the required portion of the premiums. The Company has established a Premium Conversion (Section 125) Plan so that you are able to pay your portion of the medical coverage with pre-tax dollars. You will receive an enrollment guidebook detailing the plan provisions and related costs approximately two weeks prior to your eligibility date for coverage.

•	Vacation: In calendar year 2019, you are eligible for (5) five weeks of vacation.

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401(k): Once you are eligible to participate, you will be automatically enrolled into the Company’s 401(k) retirement program at a pre-tax contribution rate of 2%. The program is administered by Charles Schwab. You may change your contribution amount or choose not to participate. Instructions on how to manage your account will be provided during orientation. You will be eligible to roll-over qualified money from another qualified plan into the Company’s 401(k) plan without one (1) month waiting period. The Benefits team will be available to answer any questions you may have with respect to these benefits.

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Variable Deferred Compensation Plan (NQ Plan): Prior to December 31st of each year, you may be eligible to participate in the Company’s Non-Qualified Deferred Compensation Plan for Executives for the upcoming calendar year. The effective date of deductions is usually the first pay period of each calendar year. The details of the NQ Plan will be explained to you in a separate brochure. The NQ Plan for executives is a deferred compensation plan enabling you to defer compensation for tax purposes. Under the Plan you can defer percentages of your base salary. The NQ Plan account is a non-funded, non-guaranteed plan and is subject to certain restrictions as further described in the materials.

Relocation: The Company recognizes that relocation to a new community often takes time and careful consideration of the options regarding where to settle in the Columbus area. Prior to initiating your relocation in the Columbus area, all living and commutation expenses will be your responsibility.

☐ Option A: Lump Sum Amount. We would provide a lump sum, grossed up relocation amount of sixty thousand dollars ($60,000.00) in total to cover all of your relocation expenses to Columbus. This lump sum will be processed on your first pay after notifying us in writing of your intent to relocate to the Columbus area. There are no expense reports to complete or summary submissions required of how these dollars are spent.

☐ Option B: Traditional Relocation:

The following elements are part of your relocation benefits:

Sale and Purchase of Home: All usual and customary closing costs including real estate commission on the sale of home at your current address (reimbursement of which is not to exceed 6% of the value of your home) along with costs associated with purchase of home in the Columbus, OH or surrounding area will be reimbursed.

Moving Expenses: Transportation of regular household goods, packing/unpacking and up to 30 days of storage if required are included.

Transition to Columbus: We are pleased to offer $37,500 (or one month of salary) grossed up to cover taxes and payable to you within the first 30 days of your hire date. This amount is to assist with any temporary housing, meals, family house hunting, miscellaneous out of pocket incidentals associated with your transition.

Relocation benefits do not include any home buy out or the loss on the sale of a home.

Under our relocation policy, you will have one (1) year from date of hire to complete the relocation process. Relocation benefits are at risk if not executed and utilized within this one (1) year. It is our goal to make your relocation process efficient and to reduce the cost impact that may be incurred during the relocation process.

Taxable relocation payments will appear on your individual W-2, and the Company will provide tax assistance (i.e., a “gross-up”) on the taxable payments above to largely offset your individual tax burden. We encourage you to seek advice from a tax expert to determine your individual tax impact regarding relocation expenses. As a condition to reimbursement, you will be responsible for keeping accurate expense records and completing relocation expense reports.

If your employment with the Company terminates prior to twelve (12) months from the date you settle on a home in Columbus, OH to either voluntary termination or a discharge for cause, the Company will not provide any further reimbursement and you will be required to reimburse the Company the full amount of all welcome, equity, sign-on bonus and relocation related costs previously issued and reimbursed you. If your employment with the Company terminates after twelve (12) months from the date you settle on a home in Columbus, OH but prior to expiration of twenty-four (24) months from your date of hire for such reasons, you will be required to reimburse the Company fifty percent (50%) of all relocation related costs. Except where prohibited by law, by execution of this letter, you authorize the Company to deduct such reimbursements from the compensation otherwise payable to you in connection with or at the time of the termination of your employment. In the event such deduction is insufficient to repay the full amount, you will be responsible for any shortfall. Please initial here to acknowledge your understanding regarding the payback of the relocation costs should this situation occur.

Company Equipment: The Company will provide you with a company phone and other electronic equipment/devices for your use in performing your job functions. All initial and on-going fees for all of these items will be paid by the Company within the restrictions set forth in the Company’s policies. All such equipment must be returned upon your departure from the Company. In addition, you may be provided with a Company corporate credit card to be used solely for Company expenses in accordance with our policies.

Disclaimer on At-Will Employment. Your employment with the Company is at-will, which means it can be terminated by either you or the Company at any time, with or without notice, for any reason or for no reason, so long as not otherwise prohibited by law. Nothing in this offer letter changes anything relating to the at-will employment relationship between you and the Company or creates any new or different rights for you to continued employment, wages or benefits. By signing below, you acknowledge that the wages and benefits outlined herein are subject to your continued employment, and that terminating your employment will not alleviate you of any of the obligations contained herein.

Conditions to Offer. This offer is contingent upon the following:

•	Presentation of acceptable documentation establishing your identity and employability as required by law.

•	Background check drug test is already complete by a third party.

•	Execution of the attached Confidentiality, Non-Solicitation, and Confidentiality Agreement no later than hire date; and

•	Execution of the attached acknowledgement regarding the Lancaster Colony Standards of Conduct and Code of Business Ethics and IT Guidelines no later than hire date.

Failure to meet these contingencies will be cause for the Company to rescind the employment offer or terminate employment.

Offer of Employment: This letter is an offer of employment. This offer of employment is governed by Ohio law.

If you are in full agreement with this offer and the terms contained herein, please sign below indicating agreement and return one copy scanned via email or via mail. By acceptance of this offer, you represent that you are under no legal impediment to accepting our offer and performing the job functions as described to you.

Please return signed copy of this offer letter to Beth Ackley, Vice President, Human Resources, T. Marzetti Company, 380 Polaris Parkway, Westerville, Ohio 43082 or via scan and email to backley@marzetti.com.

Tom, we are pleased to extend this offer of employment to you and we look forward to welcoming you to the Company. Once we have received your signed acceptance we will forward to you additional information regarding what you are required to bring on the first day of employment and preparation for the first 30-60 days. Your first day with us will include our orientation program which is part of our “on-boarding” process and we will confirm your benefits eligibility dates.

Please contact me, if there is anything we can do to assist you in a smooth transition to the Company.

Sincerely,

Dave Ciesinski President & CEO

I have read and agree to accept the terms offered to me:

Tom Pigott	Date